    EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sky Limit Venture Corp d/b/a Sky Limit Energy

San Gabriel, CA

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated August 20, 2021, relating to the financial statements of Sky Limit Venture Corp d/b/a Sky Limit Energy for the years ended December 31, 2020 and 2019.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

August 20, 2021